Exhibit 99.1

FOR IMMEDIATE RELEASE

New York REIT, Inc.

Announces Common Stock Dividend for Second Quarter 2015

New York, New York, March 26, 2015 – New York REIT, Inc. (“NYRT”) (NYSE: NYRT), announced today that, pursuant to the prior authorization of its board of directors, NYRT intends to continue payment of monthly distributions at an annualized rate of $0.46 per share or $0.115 per share on a quarterly basis. Distributions will be paid on a monthly basis to stockholders of record at the close of business on the 8th day of each month, payable on the 15th day of such month, in each case, unless such date is a non-business day.

Accordingly, on April 15, 2015, May 15, 2015 and June 15, 2015, NYRT will pay a distribution of $0.038333333 per share to stockholders of record at the close of business on April 8, 2015, May 8, 2015 and June 8, 2015, respectively.

About NYRT

NYRT is a publicly traded Maryland corporation listed on the NYSE and is a New York City focused real estate investment trust (“REIT”) that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT's Annual Report on Form 10-K filed on February 28, 2014. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts
Anthony J. DeFazio	Gregory W. Sullivan, CFO and COO
DDCworks	New York REIT, Inc.
tdefazio@ddcworks.com	gsullivan@nyrt.com
Ph: (484) 342-3600	Ph: (212) 415-6500

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
abackman@rcscapital.com
Ph: (917) 475-2135